EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan of our reports dated February 11, 2011, with respect to the consolidated financial statements and schedule of Hawaiian Holdings, Inc. and the effectiveness of internal control over financial reporting of Hawaiian Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Honolulu, Hawaii

February 11, 2011